EXHIBIT 99

Buckeye Partners, L.P. P. O. Box 368 Emmaus, PA 18049 (800) 422-2825

News Release

NYSE: BPL

Contact:	Stephen R. Milbourne
04-06
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. TO ACQUIRE MIDWEST PIPELINES AND TERMINALS

     Emmaus, PA – July 1, 2004 . . . Buckeye Pipe Line Company LLC, the General Partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today announced that it has entered into definitive agreements to acquire five major refined petroleum products pipelines and 25 petroleum products terminals in the Midwestern United States from affiliates of Shell Oil Products U.S. for a total of $530 million in cash. The pipeline systems and terminals will significantly expand the Partnership’s footprint in the Midwest, and include the following:

     The “North Line System,” a 309-mile pipeline originating at the ConocoPhillips Wood River, Illinois refinery, which delivers refined products to greater Chicago and other areas in Illinois.

     The “East Line System,” a 355-mile pipeline also originating at the ConocoPhillips Wood River Refinery, which delivers refined products across Illinois and Indiana, and connects with Buckeye’s existing pipeline in Lima, Ohio.

     The “Two Rivers Pipeline,” a 191-mile pipeline, which receives product from Explorer Pipe Line at a Shell tank farm located in Hartford, Illinois and terminates at a 1.3 million barrel terminal located on the Ohio River in Mt. Vernon, Indiana. The Mt. Vernon terminal is also among the assets to be acquired from Shell.

     The “St. Louis 6-Inch Pipeline” and the “ATF Pipeline,” originate at the ConocoPhillips Wood River Refinery and terminate at, respectively, a terminal in the greater St. Louis area and at the Lambert-St. Louis Airport.

     In addition to these pipelines, the assets to be purchased include eight refined petroleum product distribution terminals located along the five pipelines being acquired, as well as fourteen active and three inactive distribution terminals located on other major Midwest refined products pipeline systems (such as the Wolverine and West Shore pipelines) or along the Ohio River. The twenty-five terminals being purchased have total storage capacity of approximately 10.5 million barrels. A map showing current Buckeye Partners’ pipelines and terminals and the assets to be acquired is available on the Internet at http://www.buckeye.com/buckeye%20system/assetmap.pdf

     The Partnership intends to continue to serve Shell and to actively seek third party business for the terminals it will acquire. The terminals historically have been operated by Shell as proprietary terminals. In addition, with respect to the pipelines to be acquired, the Partnership intends to make connections to other pipelines and to develop projects to expand pipeline throughput. The pipelines will be integrated into Buckeye’s existing Midwest field operations, and the terminals will be integrated into the existing terminal operations conducted by Buckeye Terminals, LLC.

     The transaction is expected to close within ninety days and is subject to customary due diligence and regulatory approvals. The Partnership is acquiring no inventory or intangibles in the transaction and intends to fund the transaction initially through a combination of credit facilities and bank borrowings. Following integration of the acquired assets, the Partnership expects the transaction will be accretive to cash available for distribution in the range of 15 cents per unit per annum.

     William H. Shea Jr., Chairman, President and Chief Executive Officer of the General Partner, said, “We are excited about the opportunity to acquire these quality pipeline and terminal assets from Shell. The pipelines complement our existing infrastructure in the Midwest and should provide significant volume expansion opportunities in the years ahead. These pipelines serve demand-oriented markets and provide stable fee based revenues. The terminals to be acquired will expand significantly the business of Buckeye Terminals, LLC, our terminal operation, and should provide revenue expansion opportunities as we convert these historically proprietary terminals to terminals available to all shippers. We also expect to realize significant cost savings given the fact that these assets are contiguous to our existing operations in the Midwest.”

     Goldman, Sachs & Co. acted as the exclusive financial advisor to the Partnership in connection with the transaction. The Partnership will host a conference call to discuss the transaction today at 11:00 a.m. Eastern Time. Interested parties are invited to listen via the Internet, on either a live or replay basis at: http://www.firstcallevents.com/service/ajwz408097222gf12.html. A replay will also be available until July 8, 2004 by dialing (800) 642-1687 Code: 8530038.

     Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation’s largest independent pipeline common carriers of refined petroleum products with nearly 3,800 miles of pipeline. The Partnership also operates approximately 1,400 miles of pipeline under agreements with major oil and chemical companies, and owns terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

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This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in laws and regulations, including safety, tax and accounting matters; (3) competitive pressures from alternative energy sources; (4) liability for environmental claims; (5) improvements in energy efficiency and technology resulting in reduced demand; (6) labor relations; (7) changes in real property tax assessments; (8) regional economic conditions; (9) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (10) disruptions to the air travel system; (11) security issues relating to the Partnership’s assets; and (12) interest rate fluctuations and other capital market conditions. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

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